March 10, 2020

Securities and Exchange Commission

100 F Street

Washington, DC 20549

Ladies and Gentlemen:

We have read the Company’s disclosure set forth in Item 4.02, “Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review” of the Company’s Current Report on Form 8-K, and are in agreement with the disclosures in the Current Report, insofar as they pertain to our firm. We have not been requested to, nor are we providing any representations related to the other disclosures included in this Form 8-K.

Sincerely,

/s/ Haynie & Company

Haynie & Company